ERNST & YOUNG
                                 787 Seventh Avenue          Phone 212 773-3000
                                 New York, New York  10019






March 7, 1994



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated February 9, 1994 of JWP INC., as amended, and are in agreement with the statements contained in paragraphs (a) 2., 4., 5., and 6. on pages 2 through 4 therein. With respect to Item 4 paragraph (a)
1. on page 2 therein we were informed by the registrant on February 14, 1994 that the registrant's Audit Committee and Board of Directors approved a change in accountants on February 9, 1994. We have no basis to agree or disagree with the statements of the registrant in Item 4 paragaph (a) 3. on page 3 or in Item 4 paragraph (b)7. on pages 4 and 5 therein. With respect to Item 4 paragraph
(b)8. on page 5 therein regarding the registrant's engagements and consultations with Deloitte & Touche, we are aware that the registrant has consulted with Deloitte & Touche with respect to the application of accounting principles to certain transactions, including the item described in paragraph
(a) 4. of Item 4 on page 3 therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in Item 4 paragraph (a) 5. (A) on pages 3 and 4 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the financial statements to be included in the registrant's 1992 Form 10-K.



                                               Very truly yours,

                                               /s/ Ernst & Young